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                                                                      EXHIBIT 99

                                                        [BD LOGO APPEARS HERE]
                                                                Indispensable to
                                                                human health


Refer To:

Ronald Jasper
Investor Relations
(201) 847-7160

Camilla Jenkins
Press Relations
(201) 847-5369



                 BD Expects Rapid Resumption of Product Supply
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Following Voluntary Recall; Offers Alternate Product at No Charge in Interim and
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                          Confirms E.P.S. Expectations
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Franklin Lakes, NJ - February 23, 2000 - BD (Becton, Dickinson and Company)
(NYSE: BDX) today announced that it is voluntarily recalling certain manufacturing lots of the BD Insyte(R) AutoGuard(TM) shielded IV catheter. This recall only affects products from specific catalog and lot numbers. No other BD products are affected.

According to the Company, the decision to recall the products was made after BD received user reports of localized skin irritation following product use. The actual percentage of products for which the Company received reports was less than .01 percent of such products used.

The Company said there have been no confirmed reports of serious problems or complications. Further, the Company has not received any reports leading it to believe this irritation contributes to any serious adverse health consequences. It said it has decided to voluntarily recall the products in order to minimize additional concerns while it continues to investigate the problem.

The data indicate that the problem relates to a modified formulation of the lubricant applied to certain needle gauges of Insyte AutoGuard IV catheters. All reported incidents have been with Insyte AutoGuard from those manufacturing lots that used the modified lubricant. BD has discontinued use of the modified lubricant and has resumed use of its previous lubrication which has been used since the product was introduced five years ago.
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BD has notified its customers and, in consideration of any inconvenience, is offering to supply them with alternate product at no charge during the period when the Insyte AutoGuard will not be available. The Company estimates that the most popular sizes and types of the product will be available regionally beginning in mid-March, with near 100% availability nationally expected by mid-April.

Edward J. Ludwig, President and Chief Executive Officer said, "Our revenue expectations for the fiscal quarter ending March 31 may be reduced modestly to reflect the impact of the voluntary product recall and the earnings per share impact for the quarter should approximate $.05. This amount is expected to be substantially offset by a previously disclosed gain on the sale of a portion of the Company's holdings in an investment. Revenues for the balance of the year should not be further affected by this recall. Our strategy to help customers adopt advanced protection technologies continues to be well received by the marketplace, and we continue to be comfortable with consensus earnings per share estimates of $1.61 for the year."

BD is a medical technology company that manufactures and sells a broad range of supplies, devices and systems for use by health care professionals, medical research institutions, industry and the general public.


This press release may contain certain forward looking statements (as defined under Federal securities laws) regarding the company's performance, including future revenues, products and income, which are based upon current expectations of the company and involve a number of business risks and uncertainties. Actual results vary materially from anticipated results described in any forward-looking statement. Factors that could cause actual results to vary materially include, but are not limited to, competitive factors, changes in regional, national or foreign economic conditions, changes in interest or foreign currency exchange rates, delays in product introductions, year 2000 issues, and changes in health care or other governmental regulation, as well as other factors discussed herein and in the company's filings with the Securities and Exchange Commission.

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